Exhibit 4.2

SECOND AMENDED AND RESTATED

SECURITY AGREEMENT

made by

ELIZABETH ARDEN, INC.

and certain of its Subsidiaries

in favor of

BANK OF AMERICA, N.A.,

as U.S. Collateral Agent

Dated as of July 26, 2016

SECOND AMENDED AND RESTATED SECURITY AGREEMENT, PAGE I

7.4	Enforcement Expenses; Indemnification	14
7.5	Successors and Assigns	15
7.6	Set-Off	15
7.7	Counterparts	15
7.8	Severability	16
7.9	Section Headings	16
7.10	Integration	16
7.11	GOVERNING LAW	16
7.12	Submission To Jurisdiction; Waivers	16
7.13	Acknowledgments	16
7.14	WAIVER OF JURY TRIAL	17
7.15	Amendment and Restatement	17
7.16	Limitation for the Swiss Borrower	17

SECTION 8. CONSENT TO PLEDGED EQUITY		17

8.1	Consent to Pledged Equity	17

SCHEDULES

Schedule A	Perfection Matters
Schedule B	Jurisdictions of Organization and Chief Executive Office
Schedule C	Pledged Equity

SECOND AMENDED AND RESTATED SECURITY AGREEMENT, PAGE II

SECOND AMENDED AND RESTATED SECURITY AGREEMENT

SECOND AMENDED AND RESTATED SECURITY AGREEMENT, dated as of July 26, 2016, made by ELIZABETH ARDEN, INC., a Florida corporation, formerly known as French Fragrances, Inc. (the “U.S. Borrower”), FD MANAGEMENT, INC., a Delaware Corporation, DF ENTERPRISES, INC., a Delaware corporation, RDEN MANAGEMENT, INC., a Delaware corporation, ELIZABETH ARDEN (FINANCING), INC., a Delaware corporation, ELIZABETH ARDEN TRAVEL RETAIL, INC., a Delaware corporation, ELIZABETH ARDEN INTERNATIONAL HOLDING, INC., a Delaware corporation formerly known as FFI International, Inc., ELIZABETH ARDEN INTERNATIONAL SÀRL, a company organized under the laws of Switzerland (the “Swiss Borrower”), and any additional entities which become parties to this Agreement by executing an Assumption Agreement in substantially the form of Annex I hereto (such additional entities together with the U.S. Borrower and each of the other signatories hereto, collectively, the “Grantors”, and individually, each a “Grantor”), in favor of BANK OF AMERICA, N.A., as U.S. Collateral Agent (in such capacity, the “Agent”) for the lenders (the “Lenders”) from time to time parties to that certain Fourth Amended and Restated Credit Agreement dated as of July 26, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among others, the U.S. Borrower, the Grantors, certain other subsidiaries of the U.S. Borrower, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as the administrative agent (the “Administrative Agent”), and the Agent.

R E C I T A L S

1. French Fragrances, Inc., a Florida corporation (“FFI”) and certain of the Grantors executed and delivered to Fleet National Bank (predecessor in interest to Bank of America, N.A.), in its capacity as administrative agent, that certain Security Agreement dated as of January 23, 2001 (the “Original Security Agreement”).

2. On or about January 23, 2001, FFI filed Amended and Restated Articles of Incorporation with the Florida Department of State pursuant to which FFI amended its name to “Elizabeth Arden, Inc.”.

3. On or about January 29, 2001, the U.S. Borrower and certain of the Grantors executed and delivered to Fleet National Bank (predecessor in interest to Bank of America, N.A.), in its capacity as administrative agent under the Original Credit Agreement, that certain Amended and Restated Security Agreement dated as of January 29, 2001 (the “Existing Security Agreement”).

4. Contemporaneously herewith, among others, the U.S. Borrower, the Grantors, certain other subsidiaries of the U.S. Borrower, the Administrative Agent, the Agent and the Lenders are entering into the Credit Agreement, pursuant to which the Lenders will severally agree to make extensions of credit upon the terms and subject to the conditions set forth therein. Capitalized terms defined in the Credit Agreement and not defined herein shall have the meanings assigned to them in the Credit Agreement.

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5. The parties hereto desire to amend and restate the Existing Security Agreement in order to, inter alia, add certain collateral and a new Grantor and make certain other amendments to the Existing Security Agreement.

6. It is a condition precedent to the obligation of the Lenders to entering into the Credit Agreement that each Grantor shall have executed and delivered this Agreement to the Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the U.S. Borrower under the Credit Agreement, the parties agree that the Existing Security Agreement shall be amended and restated as of the date hereof in its entirety to read, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Certificated Security, Documents, Investment Property, Instruments, Securities Account and Security.

(b) The following terms shall have the following meanings:

“Accounts”: all accounts (as such term is defined in the New York UCC), accounts receivable, other receivables, evidence of indebtedness, notes, drafts, acceptances, contract rights related thereto and General Intangibles, including, without limitation, all collateral and security therefor (evidencing, without limitation, all guarantees, letters of credit, liens and security interests in favor of any Grantor) and all rights to the payment of money, in each case whether now owned or hereafter acquired by any Grantor, or in which any Grantor may now have or hereafter acquire an interest.

“Agreement”: this Second Amended and Restated Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral”: as defined in Section 2.

“Contracts”: any contract or agreement between a Grantor and any Person or any Affiliate with respect to the Accounts and the Receivables, or an invoice sent or to be sent by a Grantor, pursuant to or under which any Receivable or Account shall arise or be created, or which evidences a Receivable or an Account.

“Control”: shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the New York UCC.

“Excluded Payments”: as defined in Section 4.8(d)(iii).

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“Excluded Property”: voting Equity Interests of any Foreign Loan Party in excess of 65% of all of the issued and outstanding Equity Interests of such Foreign Loan Party entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)). “Excluded Property” shall not include any right to receive proceeds from the sale or other disposition of Excluded Property, any Proceeds, products, substitutions or replacements of any Excluded Property (unless such rights, Proceeds, products, substitutions or replacements independently constitute Excluded Property), all of which shall expressly be Collateral which is subject to the Liens of this Agreement.

“Event of Default”: shall have the meaning as set forth in the Credit Agreement.

“General Intangibles”: with respect to Receivables and Contracts covered by this Agreement, all “general intangibles” as such term is defined in Section 9-102 of the New York UCC relating thereto and, in any event, including, without limitation, with respect to any Grantor, all contracts, agreements, instruments and indentures in any form relating thereto, and portions thereof, to which any Grantor is a party or under which any Grantor has any right, title or interest or to which any Grantor or any property of any Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder and (iii) all rights of any Grantor to perform and to exercise all remedies thereunder.

“Intellectual Property”: (i) all domestic patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights, applications, registrations and renewals in connection therewith and (iv) all rights granted or retained in licenses in respect of any of the foregoing.

“Inventory”: all inventory (as such term is defined in the New York UCC), including without limitation, all merchandise, raw materials, work in process, parts, components, dies, molds, finished goods, supplies and all goods returned to or repossessed by any Grantor, in each case whether now owned or hereafter acquired by any Grantor, or in which any Grantor may now have or hereafter acquire an interest.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Pledged Equity”: the Equity Interests in each U.S. Loan Party and each Foreign Loan Party whose Equity Interests are not pledged under any other Collateral Document, in each case now owned or hereafter acquired by any Grantor, whether or not evidenced by certificates physically delivered to the Agent pursuant to this Agreement, including, without limitation, the Equity Interests set forth on Schedule C hereto.

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“Proceeds”: all “proceeds” as such term is defined in the New York UCC and, in any event shall include, without limitation all dividends or other income from the Pledged Equity or other Collateral, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment from any Person or any Affiliate for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument and whether or not it has been earned by performance (including, without limitation, any Account).

“Securities Account Control Agreement”: an agreement, in form and substance reasonably satisfactory to the Agent, among the applicable Grantor, a securities intermediary holding such Grantor’s assets constituting Collateral, including funds and securities, and the Agent with respect to collection and control of all deposits, securities and other balances held in a Securities Account maintained by such Grantor with such securities intermediary.

“Stock Rights”: means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive any such Equity Interest and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by any other Loan Party.

1.2 Other Definitional Provisions.

The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GRANT OF SECURITY INTEREST AND LICENSE

2.1 Grant of Security Interest. Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the ratable benefit of the Secured Parties, or hereby confirms that the Agent already possesses, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a) all Accounts owed by any Person or any Affiliate at any time to such Grantor;

(b) all Contracts;

(c) all Documents relating to amounts owed under Accounts at any time from any Person or any Affiliate to such Grantor;

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(d) all General Intangibles relating to Accounts owed by any Person or any Affiliate at any time to such Grantor or to the Contracts;

(e) all Instruments relating to amounts owed under Accounts at any time from any Person or any Affiliate to such Grantor;

(f) all Receivables;

(g) all Inventory;

(h) all Pledged Equity whether constituting General Intangibles or Investment Property;

(i) all books, records and documents pertaining to the Collateral;

(j) to the extent not otherwise included, all Proceeds (including Stock Rights and General Intangibles) and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; and

(k) to the extent not otherwise included, all accessions, additions or improvements to, all replacements, substitutions and parts for, and all proceeds and products of any of the foregoing;

provided, however, that “Collateral” shall not include any Excluded Property; and provided, further, that if and when any property shall cease to be Excluded Property, such property shall be deemed at all times from and after such date to constitute Collateral.

Notwithstanding anything herein to the contrary, the security interest granted herein by the Swiss Borrower with respect to the Collateral shall (x) be limited to all Inventory owned by the Swiss Borrower and located in the U.S., all books, records and documents relating to such Inventory and all Proceeds and products of such Inventory, and (y) only secure the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Foreign Secured Obligations.

2.2 Grant of License. As a condition and in consideration for entering this Agreement, each Grantor hereby grants to the Agent, for the ratable benefit of the Secured Parties, a worldwide (to the extent each Grantor has the corresponding right to sell), limited, non-exclusive, royalty-free, fully paid-up license and right to use the Intellectual Property to liquidate the Inventory encumbered pursuant to this Agreement, until such time as said Inventory has been fully exhausted. The right granted hereunder shall at all times be subject to the rights of others set forth in this Agreement and/or the Intercreditor Agreement.

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SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into the Credit Agreement and to make additional extensions of credit to the U.S. Borrower under the Credit Agreement, each Grantor hereby represents and warrants to the Agent and each Secured Party that:

3.1 Title; No Other Liens. Except for the security interest granted to the Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, the Grantors own each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.

3.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule A (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in which a security interest can be perfected by the filing of a financing statement and/or the other filings and actions specified on Schedule A in favor of the Agent, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of the Grantors and any Persons purporting to purchase any Collateral from any Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof.

3.3 Chief Executive Office. On the date hereof, each Grantor’s jurisdiction of organization and the location of each Grantor’s chief executive office or sole place of business are specified on Schedule B.

3.4 Receivables. No material amount payable to any Grantor under or in connection with any Receivable is evidenced by any Instrument which has not been delivered to the Agent. The amounts represented by any Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.

3.5 Grantors. The Grantors party hereto include the U.S. Borrower, the Swiss Borrower and all of the Material Domestic Subsidiaries.

3.6 Pledged Equity.

(a) Schedule C sets forth a complete and accurate list of all Pledged Equity that constitutes Collateral owned by any Grantor as of the Effective Date. Each Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Equity listed on Schedule C as being owned by it, free and clear of any Liens except for Liens permitted under Section 3.1. Each Grantor further represents and warrants that (i) all Pledged Equity owned by it (in each case to the extent applicable under the laws of the jurisdiction under which the Person that issued such Pledged Equity is organized) is duly authorized and validly issued and, if such Pledged Equity is stock in a corporation is fully paid and non-assessable, (ii) with respect to any certificates delivered to the Agent representing Pledged Equity, either such certificates are Securities as

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defined in Article 8 of the New York UCC as a result of actions by the applicable issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Agent so that the Agent may take steps to perfect its security interest therein as a General Intangible, and (iii) all such Pledged Equity held by a securities intermediary is covered by a Securities Account Control Agreement.

(b) In addition, (i) none of the Pledged Equity owned by any Grantor have been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) no options, warrants, calls or commitments of any character whatsoever (x) exist relating to such Pledged Equity or (y) obligate the issuer of any Pledged Equity to issue additional Equity Interests, and (iii) except for any that have been obtained, as of the date hereof, no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Authority or any other Person is required for the pledge by any Grantor of such Pledged Equity pursuant to this Agreement or for the execution, delivery and performance of this Agreement by such Grantor, or for the exercise by the Agent of the voting or other rights provided for in this Agreement or for the remedies in respect of the Pledged Equity pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Agent and the Secured Parties that, from and after the date of this Agreement until the Secured Obligations shall have been paid in full in cash, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

4.1 Delivery of Instruments, Certificated Securities. Each Grantor will (a) deliver to the Agent, within thirty (30) days after the Effective Date (as such date may be extended by the Administrative Agent in its sole discretion), the originals of all Certificated Securities of Pledged Equity constituting Collateral owned by it on the Effective Date, and (b) following the Effective Date, upon receipt thereof, deliver to the Agent any certificated Pledged Equity constituting Collateral. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Certificated Security, such Instrument or Certificated Security shall be promptly delivered to the Agent, duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

4.2 Maintenance of Perfected Security Interest; Further Documentation.

(a) Each Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Each Grantor will furnish to the Agent and the Secured Parties from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith relating to Collateral as the Agent may reasonably request, all in reasonable detail.

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(c) At any time and from time to time, upon the written request of the Agent, and at the sole expense of each Grantor, each Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of any other relevant Collateral, taking any actions necessary to enable the Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code), if necessary for perfection, with respect thereto.

4.3 Changes in Locations, Name, etc. Grantor will not, except upon 30 days’ prior written notice to the Agent and delivery to the Agent of (a) all additional executed financing statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule A showing any additional location at which Collateral shall be kept: (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 3.3; or (ii) change its name, identity or corporate structure to such an extent that any financing statement filed by the Agent in connection with this Agreement would become misleading.

4.4 Notices. Each Grantor will advise the Agent and the Secured Parties promptly, in reasonable detail, of any Lien (other than Liens created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Agent to exercise any of its remedies hereunder; and of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereby.

4.5 Receivables. Other than in the ordinary course of business consistent with its past practice, no Grantor will (a) grant any extension of the time of payment of any Receivable, (b) compromise or settle any Receivable for less than the full amount thereof, (c) release, wholly or partially, any Person or any Affiliate liable for the payment of any Receivable, (d) allow any credit or discount whatsoever on any Receivable or (e) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof.

4.6 Compliance with Credit Agreement. Each Grantor shall comply with all of the covenants and other provisions of the Credit Agreement which apply to it by their terms.

4.7 Uncertificated Pledged Equity. Each Grantor will permit the Agent from time to time to cause the applicable Loan Party as issuer (and, if held with a securities intermediary, such securities intermediary) of uncertificated Securities or other types of Pledged Equity not represented by certificates owned by it to mark its books and records with respect thereto to reflect the Lien of the Agent granted pursuant to this Agreement. With respect to any Pledged Equity owned by it, each Grantor will, upon request by the Agent, cause (a) each applicable Loan Party and (b) any securities intermediary which is the holder of any such Pledged Equity, to cause the Agent to have and retain Control over such Pledged Equity. Without limiting the foregoing, each Grantor will, with respect to any such Pledged Equity held with a securities intermediary, cause such securities intermediary to enter into a Securities Account Control Agreement.

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4.8 Pledged Equity.

(a) Changes in Capital Structure of Issuers. Each Grantor will not (i) permit or suffer any issuer of an Equity Interest constituting Pledged Equity owned by it to dissolve, merge, liquidate, retire any of its Equity Interests or other Securities evidencing ownership, reduce its capital, sell or encumber all or substantially all of its assets (except for Liens permitted under Section 3.1 and sales of assets permitted pursuant to Section 5.11 of the Credit Agreement) or merge or consolidate with any other entity (except as permitted pursuant to Section 5.11 of the Credit Agreement), or (ii) vote any such Pledged Equity in favor of any of the foregoing.

(b) Issuance of Additional Securities. Each Grantor will not permit or suffer any issuer of an Equity Interest constituting Pledged Equity owned by it to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to such Grantor.

(c) Registration of Pledged Equity. After an Event of Default has occurred and is continuing, each Grantor will permit any registerable Pledged Equity owned by it to be registered in the name of the Agent or its nominee at any time at the option of the Required Lenders.

(d) Exercise of Rights in Pledged Equity.

(i) Subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Equity owned by it for all purposes not inconsistent with this Agreement, the Credit Agreement or any other Loan Document; provided however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Agent in respect of such Pledged Equity.

(ii) Each Grantor will permit the Agent or its nominee at any time during the continuance of an Event of Default to exercise all voting rights or other rights relating to the Pledged Equity owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Equity as if it were the absolute owner thereof.

(iii) Each Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Equity owned by it to the extent not in violation of the Credit Agreement; provided that, the following distributions and payments (collectively referred to as the “Excluded Payments”) shall be delivered to the Agent as and to the extent required in the following subsection (iv): (A) dividends and interest paid or payable other than in cash in respect of such Pledged Equity, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any such Pledged Equity; (B) dividends and other distributions paid or payable in cash in respect of such Pledged Equity in connection with a partial or total

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liquidation or dissolution of any applicable Loan Party; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, such Pledged Equity; provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Agreement; and

(iv) All Excluded Payments, whenever paid or made, shall be delivered to the Agent to hold as Pledged Equity and shall, if received by any Grantor, be received in trust for the benefit of the Agent, be segregated from the other property or funds of such Grantor, and be forthwith delivered to the Agent as Pledged Equity in the same form as so received (with any necessary endorsement).

(e) Securities. Each Grantor shall not permit any Equity Interest which is included within the Collateral at any time to constitute a Security or permit the issuer of any such Equity Interest to take any action to have such interests treated as a Security unless (i) all certificates or other documents constituting such Security have been delivered to the Agent and such Security is properly defined as such under Article 8 of the New York UCC, whether as a result of actions by the issuer thereof or otherwise, or (ii) the Agent has entered into a Securities Account Control Agreement with the issuer of such Security or with a securities intermediary relating to such Security.

4.9 Additional Grantors. Each Material Domestic Subsidiary of the U.S. Borrower that is required to become a party to this Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Material Domestic Subsidiary of an Assumption Agreement in the form of Annex I hereto.

SECTION 5. REMEDIAL PROVISIONS

5.1 Certain Matters Relating to Receivables.

(a) If required by the Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by a Grantor, (i) shall be forthwith deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Agent if required, in a collateral account maintained under the dominion and control of the Agent as collateral security for the Secured Obligations, subject to withdrawal by the Agent for the account of the Secured Parties in payment of the Secured Obligations as provided in Section 5.2, and (ii) until so turned over, shall be held by the Grantor in trust for the Agent and the other Secured Parties, segregated from other funds of the Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and the Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Agent or any Secured Party of any payment relating thereto, nor shall the Agent or any Secured Party be obligated in

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any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.2 Application of Proceeds. After an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may apply all or any part of Proceeds held in any collateral account in payment of the Secured Obligations in such order as the Agent may elect, and any part of such funds which the Agent elects not to so apply and deems not required as collateral security for the Secured Obligations shall be paid over from time to time by the Agent to the Grantor or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Secured Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be turned over to whomsoever may be lawfully entitled to receive the same.

5.3 Code and Other Remedies. After an Event of Default shall have occurred and be continuing, the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Agent, without further demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below), to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith (i) collect, receive, appropriate and realize upon the Collateral, or any part thereof, (ii) give notice of sole control or any other instruction under any Securities Account Control Agreement and take any action therein with respect to such Collateral, (iii) concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity, exchange certificates or instruments representing or evidencing Pledged Equity for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, collect and receive all cash dividends and other distributions made thereon and to otherwise act with respect to the Pledged Equity as though the Agent was the outright owner thereof and/or (iv) sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at the Grantor’s premises or elsewhere. The Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.3, after deducting all reasonable costs and expenses

SECOND AMENDED AND RESTATED SECURITY AGREEMENT, PAGE 11

of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Agent may elect, and only after such application and after the payment by the Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the New York UCC, need the Agent account for the surplus, if any, to the Grantor. To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against the Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

5.4 Waiver; Deficiency. Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under Section 9-615 of the New York UCC. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorneys employed by the Agent or any Secured Party to collect such deficiency.

SECTION 6. THE AGENT

6.1 Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following after and during the continuance of an Event of Default:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

(ii) execute, in connection with any sale provided for in Section 5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

SECOND AMENDED AND RESTATED SECURITY AGREEMENT, PAGE 12

(iii) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; and generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) The expenses of the Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the Grantors, shall be payable by the Grantors to the Agent on demand.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2 Duty of Agent. The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account. None of the Agent, any Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Agent and the Secured Parties hereunder are solely to protect the Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Agent or any Secured Party to exercise any such powers. The Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Grantors for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3 Filing of Financing Statements. Pursuant to the New York UCC and any other applicable law, each Grantor authorizes the Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Grantor in such form and in such offices as the Agent determines appropriate to perfect the security interests of the Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

SECOND AMENDED AND RESTATED SECURITY AGREEMENT, PAGE 13

6.4 Authority of Agent. Each Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Grantors shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7. MISCELLANEOUS

7.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the Credit Agreement.

7.2 Notices. All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in the Credit Agreement.

7.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay or reimburse each Secured Party and the Agent for all its costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Loan Documents to which the Grantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to each Secured Party and of counsel to the Agent.

(b) Each Grantor agrees to pay, and to save the Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, indemnify, and hold each Secured Party and the Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities,

SECOND AMENDED AND RESTATED SECURITY AGREEMENT, PAGE 14

obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the Secured Obligations and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by such Indemnitee (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that such Grantor shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d) The agreements in this Section 7.4 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

7.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Grantors and shall inure to the benefit of the Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent.

7.6 Set-Off. Each Grantor hereby irrevocably authorizes the Agent and each Secured Party at any time and from time to time after the occurrence and during the continuance of any Event of Default without notice to such Grantor, any such notice being expressly waived by such Grantor, to set-off and hold as collateral security in any collateral account or otherwise as cash collateral for the Secured Obligations to be applied to the Secured Obligations when due, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or such Secured Party to or for the credit or the account of the Grantor, or any part thereof in such amounts as the Agent or such Secured Party may elect, against and on account of the obligations and liabilities of the Grantor to the Agent or such Secured Party hereunder and claims of every nature and description of the Agent or such Secured Party against the Grantor, in any currency, whether arising hereunder or under any other Loan Document or otherwise, as the Agent or such Secured Party may elect, whether or not the Agent or any Secured Party has made any demand for payment, whether or not any of the Secured Obligations are otherwise fully secured and although such obligations, liabilities and claims may be contingent or unmatured. The Agent and each Secured Party shall notify the Grantor promptly of any such set-off and the application made by the Agent or such Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Secured Party under this Section 7.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent or such Secured Party may have.

7.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECOND AMENDED AND RESTATED SECURITY AGREEMENT, PAGE 15

7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

7.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

7.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Grantor at its address referred to in Section 7.2 or at such other address of which the Agent shall have been notified pursuant thereto; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

7.13 Acknowledgments. Each Grantor hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party; (b) neither the Agent nor any Secured Party has any fiduciary relationship with or duty to such Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of borrower and/or guarantor and lender; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or between the Grantors and the Secured Parties.

SECOND AMENDED AND RESTATED SECURITY AGREEMENT, PAGE 16

7.14 WAIVER OF JURY TRIAL. EACH GRANTOR AND THE AGENT, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM RELATING THERETO.

7.15 Amendment and Restatement. This Second Amended and Restated Security Agreement shall constitute an amendment and restatement of the Existing Security Agreement, and the terms hereof shall supersede and replace any inconsistent terms in the Existing Security Agreement.

7.16 Limitation for the Swiss Borrower. Section 10.15 of the Credit Agreement is hereby incorporated by reference mutatis mutandis, as if stated verbatim herein as agreements and obligations of the parties hereto.

SECTION 8. CONSENT TO PLEDGED EQUITY

8.1 Consent to Pledged Equity. Each Loan Party party hereto, in its respective capacity as an issuer of Pledged Equity hereby (a) consents to the grant by the applicable Grantor to the Agent, for the benefit of the Secured Parties, of a security interest in and lien on all of the Pledged Equity, (b) represents to the Agent that it has no rights of setoff or other claims against any of the Pledged Equity, (c) acknowledges and agrees that it shall, upon demand by the Agent, pay to the Agent, for the benefit of the Secured Parties, any dividends and distributions due to any Grantor in accordance with the terms hereof, and (d) consents to the transfer of such Pledged Equity to the Agent or its nominee following an Event of Default and to the substitution of the Agent or its nominee as a partner in any partnership or as a member in any limited liability company, as applicable, with all the rights and powers related thereto.

(The Next Page is the Signature Page)

SECOND AMENDED AND RESTATED SECURITY AGREEMENT, PAGE 17

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

GRANTORS: ELIZABETH ARDEN, INC.

By:	/s/ Marcey Becker
Name: Marcey Becker
Title: Senior Vice President, Finance & Corporate Development

FD MANAGEMENT, INC.

By:	/s/ Marcey Becker
Name: Marcey Becker
Title: Vice President & Assistant Treasurer

DF ENTERPRISES, INC.

By:	/s/ Marcey Becker
Name: Marcey Becker
Title: Vice President & Assistant Treasurer

RDEN MANAGEMENT, INC.

By:	/s/ Marcey Becker
Name: Marcey Becker
Title: Vice President & Assistant Treasurer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED SECURITY AGREEMENT – ELIZABETH ARDEN, INC.]

ELIZABETH ARDEN INTERNATIONAL HOLDING, INC. (formerly FFI International, Inc.)

By:	/s/ Marcey Becker
Name: Marcey Becker
Title: Vice President & Assistant Treasurer

ELIZABETH ARDEN (FINANCING), INC.

By:	/s/ Marcey Becker
Name: Marcey W. Becker
Title: Vice President & Assistant Treasurer

ELIZABETH ARDEN TRAVEL RETAIL, INC.

By:	/s/ Marcey Becker
Name: Marcey W. Becker
Title: Vice President & Assistant Treasurer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED SECURITY AGREEMENT – ELIZABETH ARDEN, INC.]

ELIZABETH ARDEN INTERNATIONAL SÀRL

By:	/s/ Dirk Ulrich Henseling
Name: Dirk Ulrich Henseling
Title: Managing Director

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED SECURITY AGREEMENT – ELIZABETH ARDEN, INC.]

The undersigned is executing this Agreement as of the date and year first above written for the sole purpose of Section 8.1 hereof.

ELIZABETH ARDEN (SWITZERLAND) HOLDING SÀRL

By:	/s/ Dirk Ulrich Henseling
Name: Dirk Ulrich Henseling
Title: Managing Director

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED SECURITY AGREEMENT – ELIZABETH ARDEN, INC.]

AGENT: BANK OF AMERICA, N.A., as U.S. Collateral Agent

By:	/s/ Seth Tyminski
Name: Seth Tyminski
Title: Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED SECURITY AGREEMENT – ELIZABETH ARDEN, INC.]

SCHEDULE A

Filings and Other Actions Required to Perfect Security Interests

Name of Grantor	Filing Office
Elizabeth Arden, Inc.	Florida

DF Enterprises, Inc.	Delaware

FD Management, Inc.	Delaware

RDEN Management, Inc.	Delaware

Elizabeth Arden (Financing), Inc.	Delaware

Elizabeth Arden International Holding, Inc.	Delaware

Elizabeth Arden Travel Retail, Inc.	Delaware

Elizabeth Arden International Sàrl	District of Columbia

SCHEDULE A

SCHEDULE B

Location of Jurisdiction of Organization and Chief Executive Office

Name of Grantor	Jurisdiction of Organization	Chief Executive Office

Elizabeth Arden, Inc.	Florida	880 SW 145th Avenue Pembroke Pines, Florida 33027

DF Enterprises, Inc.	Delaware	200 First Stamford Place Stamford, CT 06902

FD Management, Inc.	Delaware	200 First Stamford Place Stamford, CT 06902

RDEN Management, Inc.	Delaware	200 First Stamford Place Stamford, CT 06902

Elizabeth Arden (Financing), Inc.	Delaware	200 First Stamford Place Stamford, CT 06902

Elizabeth Arden International Holding, Inc.	Delaware	200 First Stamford Place Stamford, CT 06902

Elizabeth Arden Travel Retail, Inc.	Delaware	200 First Stamford Place Stamford, CT 06902

Elizabeth Arden International Sàrl	Switzerland	28 Chemin de Joinville 1216 Geneva Switzerland

SCHEDULE B

SCHEDULE C

Pledged Equity

GRANTOR	ISSUER	TYPE OF ORGANIZATION OF ISSUER	% OF SHARES/ UNITS OWNED	% OF SHARES/ UNITS PLEDGED
Elizabeth Arden, Inc.	DF Enterprises, Inc.	Corporation	100%	100%
Elizabeth Arden, Inc.	FD Management, Inc.	Corporation	100%	100%
Elizabeth Arden, Inc.	RDEN Management, Inc.	Corporation	100%	100%
Elizabeth Arden, Inc.	Elizabeth Arden (Financing), Inc.	Corporation	100%	100%
Elizabeth Arden, Inc.	Elizabeth Arden International Holding, Inc.	Corporation	100%	100%
Elizabeth Arden, Inc.	Elizabeth Arden Travel Retail, Inc.	Corporation	100%	100%
Elizabeth Arden International Holding, Inc.	Elizabeth Arden Switzerland Holding Sàrl	Company	100%	65%

Note: Certificates evidencing the Pledged Equity set forth above are to be issued and delivered after the Effective Date pursuant to Section 4.1 of this Agreement.

SCHEDULE C

ANNEX I TO

SECOND AMENDED AND RESTATED SECURITY AGREEMENT

ASSUMPTION AGREEMENT (this “Assumption Agreement”), dated as of                     , 20        , by                         , a                          (the “Additional Grantor”), in favor of BANK OF AMERICA, N.A., as U.S. Collateral Agent (in such capacity, the “Agent”) for the benefit of the Secured Parties. All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement (as defined below).

PRELIMINARY STATEMENTS

A. Elizabeth Arden, Inc., a Florida corporation (the “U.S. Borrower”), certain subsidiaries of the U.S. Borrower, JPMorgan Chase Bank, N.A., in its capacity as the Administrative Agent, the Agent and the Lenders have entered into that certain Fourth Amended and Restated Credit Agreement, dated as of July 26, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. In connection with the Credit Agreement, the applicable Loan Parties have entered into that certain Second Amended and Restated Security Agreement, dated as of July 26, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Agent for the benefit of the Secured Parties.

C. The Credit Agreement requires the Additional Grantor to become a party to the Security Agreement.

D. The Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Security Agreement.

ACCORDINGLY, IT IS AGREED:

1. Security Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 4.9 of the Security Agreement, hereby becomes a party to the Security Agreement as a “Grantor” thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the appropriate Schedules to the Security Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Security Agreement is, as to itself, true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. The Additional Grantor represents and warrants that the information set forth in Annex 1-A attached hereto is true and correct in all respects and sets forth all information required to be scheduled under the Security Agreement with respect to the Additional Grantor. The Additional Grantor shall take all steps necessary to perfect, in favor of the Agent, a first priority (except for Liens permitted under Section 3.1 of the Security Agreement) security interest in and lien against the Additional Grantor’s Collateral, including, without limitation, delivering all certificated Pledged Equity to the Agent (and other Collateral required to be delivered under the Security Agreement), and taking all steps necessary to properly perfect the Agent’s interest in any uncertificated Pledged Equity.

ANNEX I

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first written above.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

ANNEX I